Exhibit 10.3
REVOLVING LINE OF CREDIT LOAN AGREEMENT
AND SECURITY AGREEMENT
     THIS REVOLVING LINE OF CREDIT LOAN AGREEMENT AND SECURITY AGREEMENT (“Agreement”) is made as of March 2, 2006, by and among Horne Engineering Services, LLC, and Spectrum Sciences & Software Holdings Corp., both having an address at c/o HORNE ENGINEERING SERVICES, LLC, 3130 Fairview Park Drive, Suite 400, Falls Church, Virginia 22042, and Bank of America, N.A., a national banking association, having an address at 1101 Wootton Parkway, 4th Floor, Rockville, Maryland 20852.
RECITALS
     A. The Borrower has applied to the Lender for a revolving loan facility in the maximum principal amount of Six Million and 00/100 Dollars ($6,000,000.00) to be used by the Borrower for working capital, capital expenditures and to finance the performance of government contracts, the payments under which are to be assigned as security for the Revolving Loan.
     B. The Lender is willing to make the Revolving Loan on the terms and conditions hereinafter set forth.
AGREEMENTS
     NOW, THEREFORE, in consideration of the premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender hereby agree as follows:
     ARTICLE 1. DEFINITIONS.
1.1 Defined Terms. Certain capitalized terms not otherwise defined herein are used in this Agreement with the following meanings, unless the context otherwise requires:
     a. “Account” means a right to payment of a monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provide or to be provided, or (iv) for use or hire of a vessel under a charter or other contract.
     b. “Advance” means an advance of funds under the Revolving Loan.
     c. “Affiliate” means, with respect to any specified Person, any other Person which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of common stock, by contract, or otherwise.

     d. “Agreement” means this Revolving Line of Credit Loan Agreement and Security Agreement, as the same may be amended, modified or supplemented from time to time.
     e. “Allowed Amount of Advances” means the aggregate amount of all Advances of principal under the Revolving Loan permitted to be outstanding at any particular time under the Paragraph below titled “Allowed Amount of Advances.”
     f. “Assignment” means a direct assignment of Payments under Government Contracts, pursuant to and in compliance with the Assignment of Claims Act.
     g. “Assignment of Claims Act” means Title 31, United States Code § 3727, and Title 41, United States Code § 15, as revised or amended, and any rules or regulations issued pursuant thereto, and also shall be deemed to include any other laws, rules or regulations governing the assignment of payments under Government Contracts or claims against a Government.
     h. “Billed” means that Borrower has submitted an invoice to a Customer requesting payment for goods or services provided by Borrower.
     i. “Borrower” means Horne Engineering Services, LLC, a Virginia limited liability company, and Spectrum Sciences & Software Holdings Corp., a Delaware corporation, and to each such Person or to all of them, as the context may require, and the representations and obligations hereunder of the Persons comprised by the term “Borrower” shall be joint and several. For purposes of testing compliance with the financial covenants hereinafter, the negative covenants hereinafter, the unused fee provided hereinafter, financial information concerning the Borrower shall mean financial information for Horne Engineering Services, LLC, Spectrum Sciences & Software Holdings Corp., Spectrum Sciences & Software, Inc., Coast Engine & Equipment Company, Inc., and M&M Engineering Limited, stated on a consolidated basis.
     j. “Borrowing Base” means:
     1. Ninety percent (90%) of the Borrower’s Eligible Government Accounts; plus
     2. Eighty Five percent (85%) of the Borrower’s Eligible Subcontract Accounts; plus
     3. Eighty percent (80%) of Borrower’s Eligible Commercial Accounts; plus
     4. The lesser of (i) Fifty percent (50%) of Borrower’s Unbilled Eligible Accounts, or (ii) $1,500,000.00.

The Accounts of M&M Engineering Limited, a wholly owned subsidiary of the Borrower, shall not at any time be included in the Borrowing Base. In the absence of manifest error, Lender’s determination of the amount of the Borrowing Base shall be conclusive.
     k. “Borrowing Base Certificate” means a certificate substantially in the form of Schedule 1.1(A) attached hereto and made a part hereof (or such subsequent form as the Lender shall require).
     l. “Borrowing Date” means the date on which an Advance is made.
     m. “Business Day” means any day that is not a Saturday, Sunday or banking holiday in the Commonwealth of Virginia.
     n. “Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.
     o. “Cash Collateral Account” means an account which may be established by Lender in Borrower’s name, with the Lender, for the purpose of receiving Payments, which shall constitute part of the Collateral unless and until disbursed to the Borrower or applied for the Borrower’s account in accordance with this Agreement.
     p. “Closing Date” means as of March 2, 2006.
     q. “Code” means the Internal Revenue Code of the United States, as amended.
     r. “Collateral” means all of the following kinds of property now owned or hereafter acquired by the Borrower:
     1. Accounts;
     2. Chattel Paper;
     3. Deposit Accounts;
     4. Documents;
     5. Equipment;
     6. Fixtures;
     7. General Intangibles (including payment intangibles and software);
     8. Instruments;
     9. Inventory;

     10. Investment Property;
     11. Intellectual Property;
     12. Money;
     13. Supporting Obligations (including letter of credit rights);
     14. all books and records and computer hardware, software and systems;
     15. all policies of insurance and the proceeds thereof;
     16. all additions and accessions to and replacements of the collateral described above; and
     17. all products and proceeds of all of the collateral described above.
     s. “Commercial Accounts” means all Accounts due from Customers other than the Government.
     t. “Compliance Certificate” means a certificate substantially in the form of Schedule 1.1(B) attached hereto and made a part hereof.
     u. “Contra Account” means an Account due from an account debtor to which the Borrower owes money.
     v. “Customer” means any governmental entity (federal, state, county, municipal or otherwise) or business entity (corporation, association, partnership, limited liability company or partnership, sole proprietorship or otherwise) or individual to which Borrower provides goods or services for compensation; however, certain individual agencies of the United States Government and certain branches of certain major corporations, as determined by the Lender in its sole discretion, shall be treated as Customers in their own right, separate and distinct from other such agencies or branches and from the United States Government or the corporation of which they are a part.
     w. “Debt” means:
     1. indebtedness or liability for borrowed money, or for the deferred purchase price of property or services;
     2. obligations as a lessee under a Capital Lease;
     3. obligations to reimburse the issuer of letters of credit or acceptances;

     4. all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; and
     5. obligations secured by any lien or Encumbrance on property owned by the Borrower.
     x. “EBITDA” means the Borrower’s consolidated net income, plus income taxes, plus interest expense, plus depreciation and amortization, adjusted by adding back non-cash compensation for the immediate period.
     y. “Eligible,” when used to describe an Account, means that the Account conforms to the following criteria:
     1. the Account has been Billed;
     2. in the case of any Account, less than ninety-one (91) days have passed from the original billing date;
     3. at Lender’s option, in the case of a Government Account, Borrower has made an Assignment of all Payments due or to become due under the Government Contract giving rise to the Account, which Government Contract has at least Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in payment obligations to Borrower and which has a duration of at least six months;
     4. the Account arose from a bona fide sale of goods or services to a Customer; the goods or services have been delivered or provided to the Customer; Borrower possesses receipts from the Customer acknowledging delivery of the goods or performance of the services; and Customer has not returned or rejected the goods or services;
     5. the Account is based upon an enforceable written order or contract for goods or services;
     6. the Borrower’s title to the Account is absolute and is not subject to any prior assignment, claim, escrow agreement, lien or security interest, and Borrower otherwise has the full and unqualified right and power to assign and grant a security interest in the Account to the Lender;
     7. the amount shown on the books of Borrower and on any invoice, certificate, schedule or statement delivered to the Lender regarding the amount due on the Account is due and owing to Borrower;

     8. the Account is not subject to any claim of reduction, counterclaim, set-off, recoupment or other defense in law or equity, or any claim for credits, allowances or adjustments by the Customer because of returned, inferior or damaged goods, unsatisfactory services or for any other reason;
     9. the Customer has not notified Borrower of any dispute concerning any of the goods or services giving rise to the Account, nor made claim that the goods or services fail to conform to the requirements of the Customer’s order or contract, nor notified Borrower to cure any default under the Customer’s order or contract;
     10. the Account does not arise out of a Customer’s contract or order that by its terms forbids or makes void or unenforceable the Borrower’s assignment of the Account to the Lender;
     11. the Borrower has not received any note, trade acceptance draft or other instrument tendered in payment of the Account;
     12. Borrower has not received any notice of the death of the Customer or any partner in a Customer that is a partnership; nor has Borrower received any notice of dissolution, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Customer;
     13. the Customer is not incorporated in any jurisdiction outside the United States and is not conducting its business primarily outside the United States;
     14. Borrower is not indebted in any manner to the Customer;
     15. no bond has been issued or is contemplated with respect to the goods or services furnished by the Borrower or with respect to the project or contract for which those goods or services were furnished; and
     16. the Account is not an Ineligible Account.
In the event of any dispute, under the foregoing criteria, as to whether an Account is, or has ceased to be, an Eligible Account, the Lender’s decision shall control.
     z. “Encumbrance” means any mortgage, pledge, deed of trust, assignment, security interest, hypothecation, lien or charge of any kind (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).
     aa. “Ending Date” means April 30, 2007.

     bb. “Environmental Laws” mean all laws relating to Hazardous Wastes, Toxic Substances or materials that might be emitted, released or discharged into the environment or other laws or regulations protecting the environment.
     cc. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.
     dd. “ERISA Affiliate” means an entity, whether or not incorporated, which is under common control with the Borrower or any of its subsidiaries within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Borrower or any of its subsidiaries and which is treated as a single employer under Sections 414(b), (c), (m), or (o) of the Code.
     ee. “Event of Default” means any one of the events specified as an “Event of Default” under this Agreement.
     ff. “Funded Debt” means the sum of all outstanding liabilities of Borrower for borrowed money and all other interest bearing liabilities, including without limitation, current and long term debt, Capitalized Leases and the face amount of outstanding Letters of Credit, whether or not any such items are subordinated to the obligations owing by Borrower to the Lender.
     gg. “GAAP” means generally accepted accounting principles in the United States of America.
     hh. “Governance Documents” means the Borrower’s Articles or Certificate of Incorporation or Organization and Bylaws or Operating Agreement (as applicable) or other documents or agreements affecting the Borrower’s corporate governance.
     ii. “Government” means the government of the United States of America or the departments or agencies of the United States, but does not include the government of any state or the District of Columbia or any departments or agencies of any state or of the District of Columbia.
     jj. “Government Accounts” means all Accounts arising out of any Government Contract.
     kk. “Government Contracts” means all contracts with a Government, including all renewals, extensions, modifications, change orders and amendments thereof and thereto.
     ll. “Hazardous Wastes” mean all waste materials subject to regulation under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., or applicable state law and any other applicable federal, state or local laws and their regulations now in force or hereafter enacted relating to hazardous wastes.
     mm. “Ineligible Accounts” shall include the following Accounts:
     1. Accounts that do not conform with the criteria set forth for Eligible Accounts;
     2. An Account owing by any account debtor for which the Lender has deemed fifty percent (50%) or more of the account debtor’s other Accounts to be non-Eligible; however, for purposes of determining this category of Ineligible Accounts, each Government Contract shall be treated as an individual Customer;
     3. Government Accounts arising under Government Contracts which contain an express prohibition against assignment of Borrower’s rights to Payment;
     4. The last payment due on a Government Account, unless such Government Account arises from a Government Contract which is a “fixed price contract” (as defined in the Federal Acquisition Regulations) which does not include any provision for progress payments, incentive arrangements or price redetermination;
     5. Contra Accounts;
     6. Accounts receivable from Affiliates or subsidiaries of the Borrower;
     7. Accounts for which Borrower has not submitted an invoice to a Customer requesting payment for goods or services provided by Borrower, including without limitation, progress payments, retainages, milestones, and final payments; or
     8. Any Account deemed by the Lender, in the exercise of its sole and absolute discretion, to be an Ineligible Account because of uncertainty as to the creditworthiness of the Customer or because the Lender otherwise considers the collateral value thereof to the Lender to be impaired or its ability to realize such value to be insecure.
     nn. “Intellectual Property” shall mean all patents, licenses, trade names, trademarks, copyrights, inventions, service marks, trademark registrations, service mark registrations and copyright registrations, whether domestic or foreign and applications for any of the foregoing, and all proprietary technology, know-how, trade secrets or other intellectual property rights owned or used by the Borrower or any subsidiary in the operation of their respective businesses.
     oo. “Item” means any “item” as defined in Section 4-104 of the Uniform Commercial Code, to include, without exclusion or limitation, checks, drafts, money orders or other media by which Payment may be made.

     pp. “Lender” means Bank of America, N.A. and its successors and assigns.
     qq. “Letter of Credit” means a letter of credit issued by the Lender for the account of the Borrower under this Agreement.
     rr. “Letter of Credit Agreement” means the Application and Agreement for Standby Letter of Credit form or Lender’s other standard form of application and reimbursement agreement in effect from time to time that Lender requires as a condition for each letter of credit that Lender issues to one of its Customers.
     ss. “Letter of Credit Sublimit” means Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00).
     tt. “Loan” means the Revolving Loan.
     uu. “Loan Documents” mean this Agreement, the Revolving Note, or any other document executed by the Borrower or any other Person evidencing, securing, guaranteeing or relating to the Revolving Loan, as such documents or instruments may be amended, modified or extended from time to time.
     vv. “LOC Obligations” means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit; plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Lender but not reimbursed.
     ww. “Maximum Revolving Commitment Amount” means Six Million and 00/100 Dollars ($6,000,000.00), or such lesser amount that Borrower may request as hereinafter provided.
     xx. “Multiemployer Plan” means a Plan which is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.
     yy. “Multiple Employer Plan” means a Plan which the Borrower or any of its subsidiaries or any ERISA Affiliate and at least one employer other than the Borrower or any of its subsidiaries or any ERISA Affiliate are contributing sponsors.
     zz. “Operating Account” means a demand deposit account to be established by the Borrower with the Lender for the Borrower’s use in connection with its business operations and with the Revolving Loan.
     aaa. “Payment” or “Payments” means any check, draft, cash or any other remittance or credit in payment or on account of any or all of the Borrower’s Accounts.

     bbb. “PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.
     ccc. “Person” means any individual, partnership, association, trust, corporation, limited liability company or partnership, or other entity.
     ddd. “Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA) which is covered by ERISA and with respect to which the Borrower or any of its subsidiaries or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.
     eee. “Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.
     fff. “Revolving Loan” means the Revolving Loan facility made available by Lender to Borrower pursuant to this Agreement in the maximum principal amount of Six Million and 00/100 Dollars ($6,000,000.00), evidenced by the Revolving Note.
     ggg. “Revolving Note” means the Borrower’s promissory note, of even date, in the amount of Six Million and 00/100 Dollars ($6,000,000.00), payable to the order of the Lender, and evidencing Borrower’s obligation to repay the Revolving Loan.
     hhh. “Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
     iii. “Subcontract Accounts” means Commercial Accounts arising from a subcontract between the Borrower and another Person, in which the prime contract is a Government Contract between such Person and the Government.
     jjj. “Tangible Net Worth” means the value of, on a consolidated basis, the Borrower’s total stockholder’s equity less intangible assets (i.e., goodwill, patents, trademarks, trade names, organization expense, capitalized or deferred research and development costs, investment in joint ventures, deferred marketing expenses, and other like intangibles) and monies due from Affiliates, officers, directors, employees, shareholders, members or managers of Borrower.
     kkk. “Termination Event” means (i) with respect to any Plan, the occurrence of a Reportable Event or the substantial cessation of operations (within the meaning of Section 4062(e) of ERISA); (ii) the withdrawal of the Borrower or any of its subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan; (iii) the distribution of a notice of intent to terminate or the actual termination of a Plan pursuant to Section 4041(a)(2) or 4041A of ERISA; (iv) the institution of proceedings to terminate or the actual termination of a Plan by the PBGC under Section 4042 of ERISA; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the complete or partial withdrawal of the Borrower or any of its subsidiaries or any ERISA Affiliate from a Multiemployer Plan.
     lll. “Toxic Substances” mean any materials which have been shown to have significant adverse effects on human health or which are subject to regulation under the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., applicable state law, or any other applicable federal, state or local laws now in force or hereafter enacted relating to toxic substances. “Toxic Substances” includes, but is not limited to, asbestos, polychlorinated biphenyls (PCBs), petroleum products, and lead-based paints.
     mmm. “UCC” means the Uniform Commercial Code in the state(s) as set forth in Section 1.4 of this Agreement.
     nnn. “Unbilled Eligible Accounts” means Government Accounts arising from federal Government Contracts which (1) have been fully funded by the federal Government, (2) are billable within 30 days, (3) meet all of the criteria for being Eligible Accounts except those set forth in clauses 1 and 2 of Section 1.1 y., and (4) which are not Ineligible Accounts, disregarding clause 7 of Section 1.1 mm.
1.2 Accounting Terms. Accounting terms used in this Agreement but not defined in this Agreement shall have the meanings given to them in accordance with GAAP in effect on the date of this Agreement. Except as otherwise provided in this Agreement, all financial computations made pursuant to this Agreement and all financial reports provided to the Lender shall be made in accordance with GAAP, consistently applied. Except as otherwise provided in this Agreement, whenever this Agreement refers to a balance sheet, financial statement or the information contained in a balance sheet or other financial statement, the Agreement shall be construed to refer to the most recent consolidated balance sheet or other financial statement that Borrower has provided to the Lender.
1.3 Use of Defined Terms. All terms defined in this Agreement shall have the same defined meanings when used in any certificate, report or other document made or delivered in connection with this Agreement, unless otherwise set forth therein.
1.4 UCC Terms. Terms that incorporate definitions provided in the Uniform Commercial Code shall have such meanings as are mandated by the Uniform Commercial Code of the state or states applicable for determination of such meanings. Terms not otherwise defined herein and not incorporating a definition under the Uniform Commercial Code of any particular state, but which are defined in the Uniform Commercial Code as adopted by the Commonwealth of Virginia, shall have the meanings ascribed to them under the Uniform Commercial Code as adopted by the Commonwealth of Virginia.
     ARTICLE 2. LOAN.

2.1 Revolving Line of Credit. The Lender agrees to extend the Revolving Loan to Borrower, subject to the terms and conditions of this Agreement. Until the Ending Date, Borrower may borrow, repay and reborrow Advances in accordance with this Agreement.
     a. Allowed Amount of Advances. The aggregate principal amount of Advances outstanding at any time shall not exceed the lesser of:
     1. the difference between (i) the Maximum Revolving Commitment Amount and (ii) the LOC Obligations; or
     2. the difference between (i) the Borrowing Base and (ii) the LOC Obligations.
     b. Mandatory Prepayments. If the principal outstanding under the Revolving Loan, at any time exceeds the Allowed Amount of Advances, then Borrower shall make an immediate payment of principal under the Revolving Loan in an amount sufficient that the principal outstanding under the Revolving Loan will no longer exceed the Allowed Amount of Advances. If the amount of the Borrower’s Funded Debt at any time exceeds the maximum amount that will enable Borrower to comply with any of the affirmative covenants provided hereinafter (including, without limiting the generality of the foregoing, any covenant limiting the Borrower’s ratio of Funded Debt to EBITDA), then Borrower shall make an immediate payment of principal under the Revolving Loan in an amount sufficient to enable Borrower to comply with all applicable financial covenants provided hereinafter.
     c. Procedure for Advances. Unless Borrower has previously entered into a separate auto borrow or similar cash management service with Lender, Borrower may request Advances by telephone through its employees or agents, as hereinafter provided. Each Advance request must be received by Lender not later than 1:00 p.m. (Eastern Standard time) on the date the Advance is to be made and must specify the amount of the Advance. Lender shall deposit the Advance into Borrower’s Operating Account if Borrower is entitled to the Advance, subject to the terms and conditions of this Agreement. If Borrower has entered into a separate auto borrow or similar cash management service with Lender, then the provisions of such service shall control with respect to the procedures for making Advances to Borrower. Lender shall have the right to terminate such auto borrow or similar cash management service at any time, as determined by Lender in its sole and absolute discretion.
     d. Letter of Credit Subfacility. At Lender’s discretion, Lender shall issue Letters of Credit for the account of the Borrower from time to time upon request from the Closing Date until the Ending Date, subject to the following terms and conditions:
     1. the aggregate amount of LOC Obligations shall at no time exceed the Letter of Credit Sublimit;

     2. any request for a Letter of Credit to be issued must be delivered and received by Lender not later than five (5) business days prior to the date that Borrower wishes to have the Letter of Credit issued;
     3. no Letter of Credit shall have an original expiry date more than one year from the date of issuance or beyond the Ending Date unless otherwise agreed to by Lender in writing or unless Borrower’s obligation to reimburse Lender for drawings under the Letter of Credit has been fully secured by a cash deposit with the Lender;
     4. Borrower shall execute and deliver to Lender a Letter of Credit Agreement with respect to each Letter of Credit to be issued by Lender, using the Lender’s standard reimbursement agreement form at the time the Letter of Credit is issued. The form and substance of each Letter of Credit, and any reimbursement agreement required by Lender in relation to a Letter of Credit, must be satisfactory to the Lender, in its sole judgment;
     5. issuance of the Letter of Credit shall not cause the aggregate outstanding principal amount of all Advances to exceed the Allowed Amount of Advances, determined taking into account the increase in the amount of the LOC Obligations caused by the issuance of the Letter of Credit;
     6. Lender shall not be required to issue any Letter of Credit if any circumstance exists that would entitle Lender not to honor a request for an Advance under the Revolving Loan;
     7. upon notice from Lender of any drawing under any Letter of Credit, Borrower shall, as to be determined in Lender’s sole and absolute discretion, either (a) deliver cash to Lender, in an amount satisfactory to secure all LOC Obligations and all amounts payable by the Borrower to the Lender under any Letter of Credit Agreement pertaining to such LOC Obligations, or (b) immediately reimburse Lender for the amount of the drawing, plus interest from the date of the drawing at the highest rate of interest then in effect under the Revolving Note. The Borrower’s obligation to reimburse the Lender for any drawing under a Letter of Credit shall be absolute and unconditional, irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Lender, the beneficiary of the Letter of Credit or any other Person;
     8. unless the Borrower makes reimbursement from another source on the day of the drawing under any Letter of Credit, the Borrower shall be deemed to have requested an Advance under the Revolving Loan in the amount of the drawing, and (i) Lender, at its option, may make such an Advance (irrespective of whether Borrower would then be entitled to an Advance under the terms of this Agreement) and apply the proceeds of the Advance to satisfy the Borrower’s obligation to reimburse Lender for the amount drawn on the Letter of Credit; and (ii) any such Advance shall be repayable, with interest, in accordance with the terms and conditions of the Revolving Note; and
     9. the provisions of the Letter of Credit Agreement pertaining to each Letter of Credit are deemed incorporated into this Agreement by this reference and shall be binding upon the Lender and Borrower as if fully set forth herein. If a conflict exists between the terms of the Letter of Credit Agreement and any other Loan Document, the terms of the Letter of Credit Agreement shall control with respect to the Letter of Credit issued pursuant to that Letter of Credit Agreement but not as to other matters governed by this Agreement or such Loan Document.
2.2 Repayment of Revolving Loan; Auto Debit. Borrower promises to repay the Revolving Loan, with interest, at the time and in the manner and in accordance with the terms provided in the Revolving Note. Borrower has elected to authorize Lender to effect payment of sums due under the Revolving Note and this Agreement by means of debiting Borrower’s account with Lender, account number 004134369781. This authorization shall not affect the obligation of Borrower to pay such sums when due, without notice, if there are insufficient funds in such account to make payment in full on the due date thereof, or if Lender fails to debit the account.
2.3 Use of Revolving Loan Proceeds. The proceeds of the Revolving Loan shall be used for working capital, for capital expenditures and to finance the performance of Government Contracts, and for no other purpose.
2.4 Revolving Loan Fees. Borrower promises to pay Lender the following fees in consideration of entering into this Agreement. These fees are in addition to interest payable under the Revolving Note:
     a. an unused fee for each day that any part of the Maximum Revolving Commitment Amount is unused. The unused fee shall be calculated and payable quarterly, in arrears, commencing on the first day of the first fiscal quarter of Borrower after the date of this Agreement. The unused fee shall be determined for each day by multiplying the part of the Maximum Revolving Commitment Amount that is unused on that day by a per-diem rate equal to .35, divided by 360.
     b. the fees and costs associated with each field examination performed by the Lender or its agents, for up to two (2) field examinations per year. However, the Lender shall have the right to perform such additional field examinations at any time, in its sole discretion. Each additional field examination will be at Lender’s own expense if no Event of Default has occurred and remains uncured at the time of the additional field examination, but shall be at the Borrower’s expense if an Event of Default has occurred and remains uncured at the time of the additional field examination.

     c. an annual letter of credit fee for each day that any Letter of Credit is outstanding. The letter of credit fee shall be calculated and payable in advance of the issuance of such Letter of Credit. The letter of credit fee for each Letter of Credit to be issued in accordance with this Agreement shall be determined by multiplying the amount of such Letter of Credit by a per-annum rate equal to 1.50, divided by 360. Borrower shall also be obligated to pay to Lender, on demand, the Lender’s standard fees then in effect for issuance of Letters of Credit and/or any amendments thereto.
     ARTICLE 3. CONDITIONS PRECEDENT TO LOAN.
3.1 Conditions Precedent to Initial Advance. The Lender shall be under no obligation to make the first Advance under this Agreement until, in the Lender’s sole judgment, all of the following conditions are satisfied:
     a. Representations and Warranties; Compliance. All representations and warranties made by Borrower in or in connection with this Agreement or any of the other Loan Documents or otherwise made in writing in connection with this Agreement shall be true and correct on the Closing Date, and the Borrower shall have performed all of the promises or undertakings under this Agreement and satisfied all of the conditions of this Agreement that the Borrower was required to perform or to satisfy as of the Closing Date.
     b. Documents Concerning the Borrower. Borrower shall deliver to the Lender copies of all documents requested by the Lender, including, without limitation, (i) if Borrower is a corporation, a complete, correct and current copy of the Borrower’s Articles of Incorporation, certified by the Secretary of State of the Borrower’s state of incorporation; a complete, correct and current copy of its Bylaws, certified by Borrower’s corporate secretary; a complete, correct and current copy of all resolutions of Borrower’s Board of Directors authorizing the execution, delivery and performance of this Agreement and of the other Loan Documents, certified by Borrower’s corporate secretary; and appropriate certificates of incumbency for those officers of Borrower executing this Agreement or any of the other Loan Documents, certified by Borrower’s corporate secretary and president, (ii) if Borrower is a limited liability company, a complete, correct and current copy of the Borrower’s Articles of Organization, certified by the Borrower’s authorized manager or managing member; a complete, correct and current copy of its Operating Agreement, certified by Borrower’s authorized manager or managing member; and a complete, correct and current copy of all resolutions of Borrower’s members and managers authorizing the execution, delivery and performance of this Agreement and of the other Loan Documents, executed by all of Borrower’s members and managers, (iii) if Borrower is a limited partnership, a complete, correct and current copy of the Borrower’s Limited Partnership Agreement, certified by the Borrower’s authorized general partner; a complete, correct and current copy of its Certificate of Limited Partnership, certified by Borrower’s authorized general partner; and a complete, correct and current copy of all resolutions of Borrower’s general partners authorizing the execution, delivery and performance of this Agreement and of the other Loan Documents, executed by all of Borrower’s general partners (and limited partners, if the consent of the limited partners is so required under the Borrower’s Limited Partnership Agreement and/or Certificate of

Limited Partnership), and (iv) if Borrower is a general partnership, a complete, correct and current copy of the Borrower’s Partnership Agreement, certified by the Borrower’s authorized general partner; and a complete, correct and current copy of all resolutions of Borrower’s general partners authorizing the execution, delivery and performance of this Agreement and of the other Loan Documents, executed by all of Borrower’s general partners. In addition, the following documents and materials shall have been delivered to the Lender, and must be satisfactory to the Lender in form and substance:
     1. all supporting documentation with regard to the Borrower and the Revolving Loan as the Lender may require;
     2. a field examination of Borrower performed by Lender or an accounting firm or other agent of Lender’s choosing;
     3. such additional information, instruments, opinions, documents, certificates and reports relating to the Borrower or the Collateral as the Lender may deem necessary; and
     4. such lien releases or termination statements as Lender may deem necessary to remove any Encumbrances on the Collateral.
     c. Executed Note and Loan Documents. Borrower shall deliver to the Lender, fully executed: this Agreement, the Revolving Note, Assignments of Payments Under Government Contracts, UCC-1 Financing Statements and such other documents, instruments and certificates as the Lender may reasonably require, in form and substance satisfactory to the Lender. All taxes, fees and charges with respect to the preparation, filing and recording of the Loan Documents shall have been paid by Borrower.
     d. Landlord and Mortgagee Waivers. The Lender shall have received such landlord and mortgagee waivers as it shall request with respect to any of the Borrower’s landlords or mortgagees which could claim an interest in any Collateral as a remedy for a default under any lease, mortgage or deed of trust.
     e. Financing Statements and Control Agreements. All financing statements and control agreements deemed necessary by the Lender to perfect its security interest in the Collateral or any other collateral securing the Loan.
     f. Legal Opinion. Borrower shall deliver to the Lender a written opinion or opinions of legal counsel for Borrower dated the Closing Date and addressed to the Lender, which opinions must be in form and content satisfactory to the Lender. Without limiting the generality of the foregoing, the opinion or opinions must address the Borrower’s organization, existence, power, good standing and authority and as to the validity, binding effect and enforceability of the Loan Documents, including the existence, validity, enforceability, attachment, perfection, and binding effect of any security interest, lien or assignment being granted by Borrower or any Guarantor or other Person providing Collateral to Lender with respect to the Collateral.
     g. Operating Account. The Borrower shall establish the Operating Account with the Lender.
     h. Compliance with Covenants. Borrower shall establish to Lender’s satisfaction that the Advance will not cause Borrower to cease to comply with Borrower’s financial covenants as set forth hereinafter.
     i. Borrowing Base Certificate. Borrower shall deliver to the Lender a Borrowing Base Certificate dated the Closing Date with supporting schedules attached thereto, including without limitation, current accounts receivable and accounts payable reports.
3.2 Future Advances. The obligation of the Lender to make any Advance under the Revolving Loan subsequent to the Closing Date is further conditional on:
     a. Conditions of First Advance Remain Satisfied. The Lender shall have determined, in its sole judgment, that the conditions precedent to the first Advance are satisfied as of the Borrowing Date for the subsequent Advance; the Loan Documents shall remain in full force and effect; and neither the Borrower nor any Person providing Collateral or a Guaranty shall have purported to terminate any of the Loan Documents or notified Lender of an intention not to perform under any applicable Loan Document;
     b. Borrowing Base Certificate. The Lender shall have received a Borrowing Base Certificate, executed by a duly authorized officer of the Borrower with supporting updated schedules attached thereto;
     c. Representations and Warranties. All representations and warranties contained herein shall be true and correct at the date of such disbursement;
     d. No Material Adverse Change. The Lender shall have determined, in its sole discretion, that no material adverse change has occurred in the financial condition of the Borrower from that disclosed in the most recent financial statements furnished to the Lender prior to the Closing Date; and
     e. No Default. No Event of Default has occurred and remains uncured, and no event has occurred or circumstance exists which, with the passage of time or the giving of notice or both, would constitute an Event of Default.
3.3 Lender’s Right To Rely On Communications. The Borrower authorizes the Lender to accept, rely upon, act upon and comply with, any verbal or written instructions, requests, confirmations and orders of any employee or agent of the Borrower. The Borrower acknowledges that the transmission between the Borrower and the Lender of any such instructions, requests, confirmations and orders involves the possibility of errors, omissions, mistakes and discrepancies and agrees to adopt such internal measures and operational procedures as Borrower deems necessary to protect its interests. The Borrower hereby assumes all risk of loss arising out of: (i) the Lender’s acceptance, reliance on, compliance with or observation of any such instructions, requests, confirmations or orders that Lender, in good faith, believes are genuine; and (ii) any such errors, omissions, mistakes and discrepancies, except those caused by the Lender’s gross negligence or willful misconduct. Borrower agrees to indemnify Lender and to hold Lender harmless for and from all claims, demands, suits, actions, judgments, decrees, losses or damages, including attorneys fees and expenses, that Lender may incur as a result of the foregoing events or occurrences for which the Borrower has assumed the risk of loss.
     ARTICLE 4. SECURITY.
4.1 Grant of Security Interest. As security for (i) the payment of the Loan, and any other extensions of credit, loans, letters of credit or other financial accommodations now or hereafter made by the Lender for the benefit of the Borrower, and (ii) the performance of the Borrower’s obligations under or in connection with any interest rate swap agreement as defined in 11 U.S.C. ‘101 by and between the Borrower and the Lender or any Affiliate of the Lender (whether absolute or contingent and whether now or hereafter becoming due or owing), and (iii) any other liability or obligation of Borrower to Lender whether now or hereafter existing, of every kind and description, whether or not evidenced by notes or other instruments, and whether or not such liability or obligations are direct or indirect, fixed or contingent, liquidated or unliquidated, the Borrower hereby assigns, grants and conveys to the Lender a security interest in the Collateral. In addition, except as provided by law, Borrower grants to Lender a security interest in all deposit accounts and other bank accounts of Borrower with Lender or any of Lender’s Affiliates. Proceeds of the Collateral shall be allocated pari passu among the Loan and any outstanding interest rate swap agreements. The Borrower further agrees that the Lender shall have in respect of the Collateral all of the rights and remedies of a secured party under the Uniform Commercial Code, other applicable law and this Agreement. The Borrower covenants and agrees to execute and deliver, and hereby authorizes Lender to prepare and file with the financing records for such jurisdictions as Lender deems appropriate, such financing statements and other instruments and filings or perform any and all acts as are necessary in the opinion of the Lender to perfect, maintain and protect the security interest hereby granted. The Borrower shall not dispose of the Collateral, or any part thereof, other than in the ordinary course of its business or as otherwise may be permitted by this Agreement.
4.2 Covenants Regarding Inventory and Equipment. With regard to Collateral that constitutes Inventory or Equipment, the Borrower further covenants as follows:
     a. The Borrower shall not permit any of the Equipment to become a fixture to any real estate unless subordination agreements satisfactory to the Lender are obtained by any owner or mortgagee of such real estate.

     b. The Lender’s security interest shall extend and attach to Inventory which is presently in existence and is owned by the Borrower or in which the Borrower purchases or acquires an interest at any time and from time to time in the future, whether such Inventory is in transit or in the Borrower’s constructive, actual or exclusive occupancy or possession or not, and wherever the same may be located, including, without limitation, all Inventory which may be located at the premises of the Borrower or upon the premises of any carriers, forwarding agents, truckers, warehousemen, vendors, selling agents, finishers, convertors or other third parties who may have possession of the Inventory.
     c. Upon sale, exchange, lease or disposition of the Inventory or Equipment, the security interest of the Lender shall without break in continuity and without further formality or act continue in and attach to all cash and non-cash proceeds of such sale, exchange, lease or disposition, including Inventory returned or rejected by customers or repossessed by either the Borrower or the Lender. As to any such sale, exchange, lease or disposition, the Lender shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, detinue and reclamation.
4.3 Certain Rights of the Lender. The Lender shall have the right, but not the obligation, (i) to pay any taxes or levies on the Collateral or any costs to repair or to preserve the Collateral; and (ii) to cure any defaults by Borrower on contracts by the Borrower intended to give rise to Accounts. Such payments and the costs of curing such defaults shall constitute Advances under the Revolving Note and shall be secured pursuant to this Agreement, irrespective of whether the Borrower would then be entitled to such Advances under this Agreement.
4.4 Financing Statements; Possession of Collateral by Lender; Control. At the request of the Lender, Borrower will execute financing statements, continuation statements and other documents with respect to the Collateral pursuant to the Uniform Commercial Code or otherwise, in form satisfactory to the Lender, and Borrower will pay the cost of filing the same in all public offices wherever the Lender deems filing to be necessary or desirable. Borrower agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement, provided however, that it shall not limit the obligations of Borrower as previously set forth herein. Borrower grants the Lender the right, and hereby authorizes Lender, at the Lender’s option, to file any or all such financing statements, continuation statements and other documents pursuant to the UCC and otherwise, without Borrower’s signature, and irrevocably appoints the Lender as Borrower’s attorney-in-fact to execute any such statements and documents in Borrower’s name and to perform all other acts which the Lender deems appropriate to perfect and to continue the security interests conferred by this Agreement.
In addition, upon request of Lender, Borrower shall immediately deliver to Lender, or authorize and direct any and all Persons in possession of Collateral, to immediately deliver to Lender all Collateral for which Lender requires possession to perfect its security interest in such Collateral, properly endorsed or acknowledged. Furthermore, Borrower shall take all such actions as may be requested by Lender to allow Lender to exercise control over any Collateral for such purpose of allowing Lender to perfect its security interest in Collateral, which Collateral may include Deposit Accounts, Investment Property, Letter-of-Credit Rights and electronic Chattel Paper. At Lender’s request, Borrower shall execute and deliver to Lender, and have any other Persons in possession or control of Collateral, execute and deliver to Lender, control or other agreements, in form and substance satisfactory to Lender.
4.5 Records of Collateral; Information. Borrower at all times will maintain accurate books and records covering the Collateral. Borrower immediately will mark all books and records with an entry showing the absolute assignment of and granting of a security interest in all Collateral to Lender, and hereby grants the Lender the right to audit the books and records of Borrower relating to Collateral at any time and from time to time. Borrower shall (i) promptly furnish the Lender with any information with respect to Collateral requested by Lender; (ii) allow the Lender or its representatives to inspect the Collateral, at any time and wherever located and in whomever’s possession the Collateral may be, and to inspect and copy, or furnish the Lender or its representatives with copies of all records relating to the Collateral; (iii) furnish the Lender or its representatives such information as the Lender may request to identify the Collateral, at the time and in the form requested by Lender; and (iv) deliver upon request to Lender shipping and delivery receipts evidencing the shipment of goods and invoices evidencing the receipt of the Collateral and payment for the Collateral.
4.6 No Release. No injury to the Collateral, loss or destruction of the Collateral, failure to perfect or to continue the perfection of Lender’s security interest in the Collateral, or release of Lender’s security interest in the Collateral, or any part of it, shall relieve Borrower of any obligation under this Agreement or under any of the other Loan Documents. Borrower expressly waives all defenses based on suretyship or impairment of collateral, and shall not be released or discharged of any obligation under the Loan Documents, in whole or in part, by Lender’s failure to protect or preserve the Collateral. No Person, in deciding to enter into this Loan Agreement, has relied on the execution of this Loan Agreement or the granting of a security interest in Collateral by any other Person. Each Person comprised by the term Borrower waives notice of any change in financial condition of any Person liable for the Loans or any part thereof, and agrees that maturity of the Loans or any part thereof may be accelerated, extended or renewed one or more times by Lender in its discretion, without notice to the Person and without affecting Lender’s security interest in the Collateral. Lender shall not be required to bring any action against any other Person or to resort to any other security or to any balance of any deposit account as a condition of enforcing its rights against any of the Collateral.
4.7 Assignment of Payments Under Certain Government Contracts and Government Accounts. On the Closing Date, and thereafter upon the creation of any Government Contract or Government Account, Borrower shall, at Lender’s option, execute and deliver to the Lender specific Assignments of Payments due or to become due with respect to any Government Account designated by the Lender which has at least Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in payment obligations to Borrower and which has a duration of at least six months. Borrower shall execute and deliver any and all documents and take any and all steps necessary to provide the Lender with an Assignment. The separate Assignment to the Lender of a right to payment under specific Government Contracts, as contemplated under this Section, shall not be deemed to limit the Lender’s security interest to Payments under those particular Government Contracts and the related Government Accounts, but rather the Lender’s security interest, as stated above, shall extend to Payments under any and all Government Contracts and the related Government Accounts and proceeds thereof, now or hereafter owned or acquired by Borrower.
4.8 Additional Remedy for Failure to Assign Payments. Borrower acknowledges that the Lender will be irreparably harmed if Borrower fails to assign Payments due or to become due under any Government Contract when required by this Agreement, and that the Lender shall have no adequate remedy at law. Therefore, the Borrower agrees that the Lender shall be entitled to the following remedies, in addition to all other remedies allowed by law or under this Agreement,
     a. an injunction compelling Borrower’s compliance with the provisions of this Agreement requiring the Borrower to assign Payments due or to become due under any Government Contract;
     b. the appointment of a receiver, within instructions that the receiver shall comply, in the Borrower’s name and on its behalf, with the provisions of this Agreement requiring the Borrower to assign Payments due or to become due under any Government Contract; and
     c. such other or further equitable relief as may be necessary or desirable to secure to Lender the benefits of the rights of an assignee under the Assignment of Claims Act.
4.9 Indemnification; Risk of Loss. In any suit, proceeding or action brought by or against the Lender relating to the Collateral, the Borrower will defend, indemnify and keep the Lender harmless from and against all expense, loss or damage (including reasonable attorneys’ fees) suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of account debtor or other obligor of the Borrower. The foregoing obligation of the Borrower to indemnify the Lender shall survive the payment of the Loans and the termination of this Agreement, but shall not extend to any suit, proceeding or action arising out of the Lender’s gross negligence or willful misconduct.
In addition, the risk of any loss or damage associated with the Collateral, including without limitation, any Collateral in the possession of Lender shall be borne by the Borrower; provided, that Lender shall be responsible for any loss resulting from Lender’s gross negligence or willful misconduct. In the event that Lender is in possession of Collateral, (a) Borrower shall be liable to Lender and shall pay to Lender, upon demand, all reasonable expenses, including the cost of insurance and payment of taxes or other charges, incurred in the custody, preservation, use or operation of the Collateral, and all such expenses shall be secured by the Collateral; and (b) Lender may use and operate the Collateral, as determined in its sole and absolute discretion, (i) to preserve the Collateral or its value, (ii) as permitted by an order of a court having competent jurisdiction, or (iii) as otherwise set forth herein or as previously or hereafter agreed to by Borrower. Notwithstanding anything in this Agreement to the contrary, Lender shall have no duty and be under no obligation to collect any income accruing on the Collateral or to preserve any rights relating to the Collateral.
     ARTICLE 5. BORROWER’S REPRESENTATIONS AND WARRANTIES.
     To induce the Lender to enter into this Agreement and to extend the Revolving Loan to Borrower, Borrower makes the following representations and warranties to the Lender. These representations and warranties are continuing, and each request for an Advance shall be deemed to be an affirmation of these representations and warranties as of the date of the most recent Borrowing Base Certificate submitted prior to the request.
5.1 Corporate Authority; Subsidiaries. Each Person encompassed by the definition of Borrower (and each subsidiary of each such Person) (i) is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of its state of incorporation or organization, as applicable, and as shown on Schedule 5.1 attached hereto, (ii) is qualified to do business as a foreign corporation or limited liability company and is in good standing in all jurisdictions where its activities or ownership of property require such qualification, and (iii) has the full and unrestricted power and authority, corporate and otherwise, to own, operate and lease its properties, to carry on its business as currently conducted, to execute and deliver and perform the Loan Documents, to incur the obligations provided for herein and therein, and to perform the transactions contemplated hereby and thereby (including without limitation, the creation of the lien and security interest in favor of the Lender in the Collateral, the Assignments and any other Collateral required by this Agreement), all of which have been duly and validly authorized by all proper and necessary action (all of which actions are in full force and effect). Borrower has no subsidiaries other than those previously disclosed in writing to the Lender. Each of the Persons comprised by the term Borrower (and each subsidiary of each such Persons) maintains it chief executive office at the location stated in Schedule 5.1 attached hereto and made a part hereof.
5.2 Approvals. Borrower has provided Lender with a true and accurate certificate of a Resolution of the Borrower’s Board of Directors authorizing the loan transactions contemplated by this Agreement. No further approval, consent or other action by the stockholders of Borrower, by any governmental authority or by any other Person is or will be necessary to permit the valid execution, delivery or performance by Borrower of this Agreement or any of the other Loan Documents.
5.3 Binding Effect, No Violations. Each of the Loan Documents, upon its execution and delivery, will constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms. The execution, delivery and performance of the Loan Documents will not (i) violate, conflict with or constitute a default (with due notice, lapse of time or both) under any law, regulation, order or any other requirement of any court, tribunal, arbitrator or governmental authority, any terms of the Articles or Certificate of Incorporation or

Bylaws of Borrower, or any contract, agreement or other arrangement binding upon or affecting Borrower or any of its properties, or (ii) result in the creation, imposition or acceleration of any indebtedness or any Encumbrance of any nature upon, or with respect to, Borrower or any of its properties, except such Encumbrances in favor of Lender.
5.4 Litigation. Except as set forth in Schedule 5.4 attached hereto and made a part hereof, there is no claim, litigation, proceeding or investigation pending, threatened or reasonably anticipated against or affecting Borrower, its properties or business, this Agreement, any of the other Loan Documents, or any of the transactions contemplated hereby or thereby, before or by any court, tribunal, arbitrator or governmental authority, and there is no possibility of any judgment, liability or award which reasonably may be expected to result in any material adverse change in the business, operations, prospects, properties or assets or condition, financial or otherwise, of Borrower. Borrower is not in default with respect to any judgment, order, writ, injunction, decree, rule, award or regulation of any court, governmental instrumentality or agency, commission, board, bureau, arbitrator or arbitration panel.
5.5 Title to and Condition of Assets. The Borrower has good, valid and marketable title to all of its properties and assets (whether real or personal) and has the power to transfer its rights and interests in the Collateral, and there exist no Encumbrances on any of Borrower’s properties or assets, including without limitation, the Collateral. All personal property of Borrower is in good operating condition and repair, and is suitable and adequate for the uses for which it is being used. Upon the execution and delivery of this Agreement, and upon (a) the filing of financing statements, (b) the Lender’s taking possession of the Collateral, (c) Lender’s receipt of a satisfactory acknowledgment from a Person in possession of any Collateral that such Collateral is in the possession of such Person and is being held for the benefit of Lender, and/or (d) Lender obtaining satisfactory control over any of the Collateral consisting of Investment Property, Deposit Accounts, Letter-of-Credit Rights or electronic Chattel Paper or such other Collateral for which control is required to perfect a security interest (as control is defined in the UCC), as the case may be, the Lender will have a good, valid and perfected first priority lien and security interest in the Collateral, subject to no Encumbrance in favor of any other Person.
5.6 Loan Application. The statements made and the documents delivered by Borrower to the Lender in connection with its application for the Revolving Loan and in connection with this Agreement and the other Loan Documents are true, correct and complete, in all material respects, omit no material facts, are not misleading, and present fairly the condition (financial or otherwise) of Borrower.
5.7 No Change. No change in the business, operations, properties or condition (financial or otherwise) of Borrower, or any other event, has occurred since the date of the most recent financial statements submitted to the Lender by Borrower, which change might adversely affect the ability of Borrower to perform or comply with all terms, conditions and agreements to be performed or complied with by Borrower under this Agreement or under any of the other Loan Documents, or to perform the transactions contemplated by this Agreement or the other Loan Documents.

5.8 Taxes. Borrower has timely filed all tax returns and reports required by any governmental authority to be filed by Borrower, and such returns and reports are true and correct. Borrower has paid all taxes, assessments and other government charges imposed upon it or its income, profits or properties, or upon any part thereof, other than those presently payable without penalty or interest and Borrower has timely filed all claims for refunds to which Borrower is entitled. The amounts reserved as a liability for income and other taxes payable in the most recent financial statements of Borrower provided to the Lender are sufficient for the payment of all unpaid federal, state, county and local income, excise, property and other taxes, whether or not disputed, of Borrower accrued for or applicable to the period and on the dates of such financial statements and all years and periods prior thereto, and for which Borrower may be liable in its own right or as a transferee of the assets of, or as successor to, any other Person.
5.9 No Default. No Event of Default, and no event which with notice, lapse of time or other condition would constitute an Event of Default, has occurred and is continuing.
5.10 Compliance with Laws, Governance Documents and Agreements. Borrower has complied and is in full compliance with all applicable laws, ordinances, rules, regulations, orders and other requirements of any governmental authority or arbitrator, and with all terms and conditions of its Governance Documents, and with each agreement binding upon or affecting Borrower or any of its properties. Borrower is not in default with respect to any Debt. Borrower will take all necessary actions to remain in full compliance with such laws, ordinances, rules, regulations, orders and any other requirements, the Governance Documents and all other agreements. Should Borrower be deemed by any governmental authority or deem itself to be in violation of any relevant law, ordinance, rule, regulation, orders or other requirement, Governance Document or agreement, Borrower shall notify the Lender promptly of such violation and take all necessary remedial actions. Without limiting the generality of the foregoing, Borrower represents to Lender that: (1) Borrower has previously disclosed to Lender all of Borrower’s activities that involve the use, manufacturing, storage, disposal, emission, discharge, generation or transportation of Hazardous Wastes, Toxic Substances or other materials regulated by Environmental Laws; (2) Borrower has complied and is in full compliance with all Environmental Laws; (3) Borrower maintains in full force and effect all permits required by Environmental Laws; and (4) there exists no pending or threatened litigation, order, ruling, notice or investigation regarding the Borrower’s use, manufacturing, storage, disposal, emission, discharge generation or transportation of Hazardous Wastes or Toxic Substances or regarding any violation or alleged violation of any Environmental Laws.
5.11 Licenses and Contracts. All franchises, licenses, trademarks, trade names, copyrights, patents, permits, certificates, consents, approvals, authorizations, agreements and contracts necessary to operate Borrower’s business as it currently is being operated and to own or lease Borrower’s property have been obtained, are in effect, have been complied with in all material respects by Borrower, are free from challenge, and are fully assignable to the Lender for the purpose of securing the Revolving Loan. Borrower has no knowledge and has not received any notice to the effect that any product it manufactures or sells, or any service it renders, or any process, method, know-how, trade secret, part or material it employs in the manufacture of any product it makes or sells or any service it renders, or the marketing or use by it or another of any such product or service, may infringe any trademark, trade name, copyright, patent, trade secret or legally protected right of any other Person.
5.12 Intellectual Property. The Borrower owns all right, title and interest in and to all Intellectual Property used in and material to the operation of its business or, for such Intellectual Property that is not owned, possesses adequate licenses or other legally enforceable rights to use the same. The Borrower has no reason to believe that any valid basis exists upon which a claim adversely affecting any such Intellectual Property may be asserted against the Borrower or any subsidiary. To the best knowledge of the Borrower, no Person is infringing upon the Intellectual Property used by the Borrower or any subsidiary material to the operation of their respective businesses. The Borrower has taken appropriate steps to protect the secrecy, confidentiality and value of its and all subsidiaries’ rights in and to such Intellectual Property and to prevent others from using such Intellectual Property without consent.
5.13 Disclosure. No representation or warranty of Borrower contained in this Agreement or any of the Loan Documents and no written statement of fact furnished or to be furnished by Borrower to the Lender pursuant to this Agreement or any of the Loan Documents, when viewed together, contains or will contain any untrue statement of a fact material to the financial condition of Borrower, or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, or furnished herewith or therewith, not misleading.
5.14 Trade Name; Merger. Except as shown in Schedule 5.1 attached hereto and made a part hereof, during the five years immediately preceding the date of this Agreement: (1) neither the Borrower nor any predecessor of the Borrower has used any corporate or fictitious name other than its current corporate name; (2) Borrower has not changed its name, or been the surviving entity in a merger or acquired any business; (3) Borrower has not utilized and does not utilize any trade name or trade names in the conduct of its business, and (4) Borrower has not changed its state of incorporation or organization.
5.15 Payment of Employees and Subcontractors. Borrower is not in default with regard to the payment of any employee or subcontractor.
5.16 ERISA Borrower is in compliance with Borrower’s obligations under ERISA. Without limiting the generality of the foregoing:
     a. During the five-year period prior to the date on which this representation is made or deemed made: (i) no Termination Event has occurred, and, to the best of the Borrower’s knowledge, no event or condition has occurred or exists as a result of which any Termination Event could reasonably be expected to occur, with respect to any Plan; (ii) no “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, has occurred with respect to any Plan; (iii) each Plan has been maintained, operated and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iv) no lien in favor of the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.
     b. The actuarial present value of all “benefit liabilities” under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities.
     c. Neither the Borrower nor any of its subsidiaries nor any ERISA Affiliate has incurred, or, to the best of the Borrower’s knowledge, are reasonably expected to incur any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower, any of its subsidiaries nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA), is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Borrower, reasonably expected to be in reorganization, insolvent or terminated.
     d. No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or may subject the Borrower or any of its subsidiaries or any ERISA Affiliate to any liability under Sections 406, 409, 502(I), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any of its subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability.
5.17 Government Contracts. Borrower is not currently in default as to the terms of any Government Contract, and no Government Contract has been canceled or terminated by the Government in the past ten years. No Government Contract for which Payments have been assigned to the Lender as Collateral is dependent on appropriations, except as previously disclosed to the Lender in writing.
5.18 No Debarment. Borrower is not subject to any pending or threatened debarment proceedings.
5.19 Assignment of Payments. Borrower has the right to assign to Lender all Payments due or to become due under each of Borrower’s Government Contracts (except Payments under Borrower’s Government Contract which are not assignable, as disclosed in writing by Borrower to Lender [a] prior to the execution of this Agreement or [b] promptly upon execution of each such Government Contract entered into after the date of this Agreement), and there exists no uncancelled prior Assignment of Payments under any of Borrower’s Government Contracts.

5.20 Assignment of Claims Act. Borrower is now in compliance and hereby covenants and agrees that Borrower will in the future comply with any and all of the requirements of the Assignment of Claims Act, where such statutes are applicable to any Government Contract, and shall take all such other action as may be necessary to facilitate the direct assignment to the Lender of the Payments due or to become due under any Government Contract which has at least Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) in payment obligations to Borrower and which has a duration of at least six months, and such further action as may be necessary to facilitate the creation and perfection of the Lender’s security interest in such Payments.
     ARTICLE 6. BORROWER’S AFFIRMATIVE COVENANTS.
     Until all obligations of Borrower under this Agreement and the other Loan Documents are paid in full and performed, Borrower covenants and agrees that it shall:
6.1 Payment of Revolving Loan. Punctually make the payments on the Revolving Loan at the times and places and in the manner specified in the Revolving Note.
6.2 Corporate Existence. Preserve, maintain and keep in full force and effect its corporate existence and good standing in the jurisdiction of its incorporation.
6.3 Corporate Rights and Franchises; Qualification; Orderly Conduct of Business. Preserve, maintain and keep in full force and effect all franchises, licenses, permits, certificates, consents, approvals, authorizations, agreements and contracts material to the operation of Borrower’s business as it currently is being conducted, whether now existing or hereafter granted to or obtained by Borrower; qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its activities and ownership of property; continue to engage in a business of the same general type as now conducted by it; and conduct such business in an orderly, efficient and regular manner consistent with the conduct of its business prior to the date of this Agreement.
6.4 Taxes, Charges and Obligations. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits, properties or any part thereof, prior to the date on which penalties attach thereto, as well as all claims which, if unpaid, might become an Encumbrance upon any properties of Borrower, and pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of the indebtedness and other obligations of whatever nature of Borrower; however, Borrower shall not be required to pay any such tax, assessment, charge, levy, claim, indebtedness or obligation so long as (I) the validity thereof is being contested by Borrower in good faith and by proper proceedings, (ii) Borrower sets aside on its books adequate reserves therefor, and (iii) in the case where any such tax, assessment, charge, claim or levy might become an Encumbrance upon any item of the Collateral or any part thereof, Borrower makes arrangements acceptable to the Lender to secure the payment thereof.

6.5 Maintenance of Property. Preserve and keep all property used or useful in its business, including without limitation, the Collateral, in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements thereof.
6.6 Insurance. Maintain and keep in full force and effect, with financially sound and reputable insurance companies acceptable to the Lender, insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Borrower operates (but in any event, casualty insurance covering the Borrower’s tangible personal property and real estate for their full replacement value and comprehensive public liability insurance coverage with limits of not less than Two Million and 00/100 Dollars ($2,000,000.00) for any one occurrence and Five Million and 00/100 Dollars ($5,000,000.00) for the aggregate of all occurrences during a policy period of no more than one (1) year), all such insurance policies to be in form and substance satisfactory to the Lender. If requested by the Lender, Borrower shall also procure, maintain and keep in full force and effect business interruption insurance in an amount, in form and issued by companies acceptable to the Lender in all respects. All liability insurance policies shall name the Lender as an additional insured, and all casualty insurance or business interruption insurance policies shall name Lender as the lender loss payee. All insurance policies shall prohibit cancellation (including cancellation for nonpayment of premium) or reduction of coverage except with thirty (30) days’ prior written notice to and consent of the Lender. At least thirty (30) days prior to the expiration date of each and every insurance policy required by this Agreement, Borrower shall obtain and deliver to the Lender a renewal or substitution policy in form and substance satisfactory to the Lender.
6.7 Contract Obligations. Perform in accordance with its terms every contract, agreement, obligation or other arrangement to which Borrower is a party or by which it or any of its property is bound including, without limiting the generality of the foregoing, Government Contracts, except to the extent that the contract or agreement is inconsistent with this Agreement. In the event that any default or performance deficiency occurs, Borrower shall notify the Lender promptly in writing, including without limitation, any defaults or performance deficiencies arising under any contracts or agreements of Borrower with Tatonka Capital Corporation or any of its affiliates, successors or assigns. Borrower shall provide the Lender promptly with copies of any cure notices or stop work notices it may receive from the Government on any Government Contract and detail the proposed corrective action.
6.8 Compliance with Laws. Comply with all applicable laws, regulations, orders and other requirements of any court, tribunal, arbitrator or governmental authority, non-compliance with which could have a material adverse effect on the business, operations, property or condition (financial or otherwise) of Borrower. Without limiting the generality of the foregoing, Borrower shall: (1) comply strictly and in all respects with all Environmental Laws affecting the Borrower or its property; (2) promptly forward to the Lender copies of all orders, notices, permits, applications or other communications and reports finding or alleging that Borrower or its property does not comply with any of the Environmental Laws; (3) promptly provide a proposed response action, or plan with respect to any failure to comply with Environmental Laws; and (4) defend the Lender, indemnify the Lender, and hold the Lender harmless from and against any claims, demands, suits, actions, judgments, decrees, losses or damages, including attorneys’ fees, arising out of the failure of Borrower of any of its properties to comply with any of the Environmental Laws.
6.9 Books and Records. Keep and maintain at its chief executive offices adequate and proper records and books of account, in which complete entries are made in accordance with GAAP, consistently applied, and in accordance with all laws, regulations, orders and other requirements of any court, tribunal, arbitrator or governmental authority, reflecting all financial and other transactions of Borrower normally and customarily included in records and books of account of companies engaged in the same or similar businesses and activities as Borrower.
6.10 Access to Borrower’s Properties, Books and Records. Permit the Lender and any agents or representatives thereof to visit and inspect the Borrower’s properties to examine and make abstracts from any of Borrower’s books and records at any and all reasonable times and as often as the Lender or such agents or representatives may desire, and to discuss the business, operations, properties and condition (financial and otherwise) of Borrower with any of the officers, directors, agents or representatives (including without limitation, the independent certified public accountants) of Borrower. In addition to having the right to perform field audits of the Borrower’s books and records, Lender shall have the right, but not the obligation, to contact the contracting officer under any Government Contract directly to determine Borrower’s contract performance status on the Government Contract.
6.11 Financial and Other Statements. Furnish to the Lender the following statements, which must be satisfactory to the Lender in form and substance, at the times and in the manner specified below:
     a. Annual Financial Statements. As soon as available, but in no event more than one hundred twenty (120) days after the close of each of the Borrower’s fiscal years, audited financial statements for that year, stating the Borrower’s financial condition, along with a Compliance Certificate. The financial statements shall be prepared by an independent certified public accountant acceptable to Lender, in accordance with GAAP, consistently applied. The financial statements must be acceptable to Lender in form and substance, and shall contain such detail as Lender may require. The financial statements shall include a consolidated and consolidating balance sheet (as applicable) as of the end of such fiscal year, a profit and loss statement and a cash flow statement. Borrower shall also furnish to Lender (within thirty (30) days prior to each fiscal year end projections (budgets) for the upcoming fiscal year, which projections shall include a balance sheet and profit and loss statement. If the Borrower comprises a parent corporation and its subsidiaries, the financial statements shall state the financial condition of the parent corporation and those subsidiaries on a consolidated and consolidating basis. Borrower shall also execute and deliver with such financial statements a compliance certificate setting forth in such detail as Lender may require, that Borrower is in compliance with the financial covenants set forth in this Agreement, said compliance certificate to be in form and substance satisfactory to Lender.
     b. Management Letters. Promptly upon receipt thereof, copies of any reports submitted to the Borrower by independent certified public accountants in connection with examination of the financial statements of the Borrower made by such accountants;
     c. Quarterly Statements and Certificates. As soon as available but in no event more than forty-five (45) days after the close of each of the Borrower’s fiscal quarters, the Borrower will provide, on a consolidated basis:
     1. a contract backlog report and contract revenue summary; and
     2. financial statements prepared by Borrower’s management, including balance sheets, profit and loss statements and cash flow statements, with supporting schedules, along with a Compliance Certificate.
     d. Borrowing Base Certificates. Borrower shall submit a fully completed Borrowing Base Certificate not later than twenty (20) days after the end of each month, stating the Borrowing Base as of the last day of the preceding month. At Lender’s request, the Borrower shall furnish to the Lender such schedules, certificates, lists, records, reports, information and documents to enable the Lender to verify the Borrowing Base.
     e. Monthly Reports. Borrower shall deliver to the Lender the following financial reports, prepared on a consolidated basis:
     1. as soon as available, but not later than twenty (20) days after the end of each month, an accounts payable report in intervals of not more than thirty (30) days; and
     2. as soon as available, but not later than twenty (20) days after the end of each month, an accounts receivable aging schedule in intervals of not more than thirty (30) days.
     f. Government Contract Audits. Provide written notice to Lender that Borrower has received the results of any and all audits by the Defense Contract Audit Agency, or any other government agency, conducted before the award of a contract, before the final payment on a contract, or at any other time, said notice to be delivered to Lender within thirty (30) days of Borrower’s receipt of such audit results. Upon request by Lender, Borrower shall deliver all written results of such audits to Lender with ten (10) days of a request by Lender.
     g. Additional Reports and Information. Within fifteen (15) days of filing with the Securities Exchange Commission, all reports and other filings of Borrower. In addition, with reasonable promptness, such additional information, reports or statements as the Lender may from time to time request.

     h. Compliance Certificate. When Borrower is required to deliver a Compliance Certificate under this Agreement, Borrower shall deliver a certificate signed by a principal financial officer of the Borrower (1) setting forth the information and computations in sufficient detail to establish that Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished, and (2) stating whether any Event of Default has occurred, or any event which, upon notice or lapse of time or both, would constitute an Event of Default. At Lender’s request, the Borrower shall furnish to the Lender such schedules, certificates, lists, records, reports, information and documents to enable the Lender to verify the Compliance Certificate.
6.12 Accounts. Upon the creation of Accounts, or from time to time as the Lender may require, Borrower shall deliver to the Lender schedules of all outstanding Accounts. Such schedules shall be in form and detail satisfactory to the Lender, shall show the age of such Accounts in intervals not greater than thirty (30) days, and shall contain such other information and be accompanied by such supporting documents as the Lender may from time to time prescribe. Borrower also shall deliver to the Lender copies of Borrower’s invoices, evidences of shipment or delivery and such other schedules and information as the Lender may reasonably require. The items to be provided under this Section are to be prepared and delivered to the Lender from time to time solely for its convenience in maintaining records of the Collateral, and Borrower’s failure to give any of such items to the Lender shall not affect, terminate, modify or otherwise limit the Lender’s security interest granted in the Accounts. Without limiting the generality of the foregoing, Borrower shall promptly notify the Lender when Borrower obtains any new Government Contract or Government Account for which Payments are to be specifically assigned to the Lender pursuant to this Agreement, and Borrower shall furnish to the Lender, upon request, a copy of each Government Contract of Borrower and a copy of each amendment thereto or modification thereof which changes the price of such contract or the amount funded to pay for such contract, except to the extent that furnishing such copies may be prohibited by government security regulations. Borrower shall use its best efforts and shall take any and all steps necessary to collect its Accounts, including without limitation, the filing and pursuit of legal action in furtherance of said collection efforts.
6.13 Collateral. Maintain all tangible Collateral in good condition; insure insurable Collateral for its full replacement cost under an insurance policy acceptable to Lender that names Lender as lender loss payee; execute, deliver and file, or cause the execution, delivery and filing of, any and all documents (including without limitation, financing statements and continuation statements), necessary or desirable for the Lender to create, perfect, preserve, validate or otherwise protect a first priority lien and security interest in the Collateral; maintain, or cause to be maintained, at all times, the Lender’s first priority lien and security interest in the Collateral; immediately upon learning thereof, report to the Lender any reclamation, return or repossession of any goods forming a part of the Collateral, any claim or dispute asserted by any debtor or other obligor owing an obligation to Borrower, and any other matters affecting the value or enforceability or collectibility of any of the Collateral; defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Lender, and pay all costs and expenses (including attorneys’ fees and expenses) incurred in connection with such defense; at Borrower’s sole cost and expense (including attorneys’ fees and expenses), settle any and all claims, demands and disputes, and indemnify and protect the Lender against any liability, loss or expenses arising from any such claims, demands or disputes or out of any such reclamation, return or repossession of goods forming a part of the Collateral; however, if the Lender shall so elect, the Lender shall have the right at all times to settle, compromise, adjust or litigate all claims and disputes directly with the Customer or other obligor owing an obligation to Borrower upon such terms and conditions as the Lender deems advisable, and all costs and expenses thereof (including attorneys’ fees and expenses) shall be incurred for the account of Borrower and shall constitute a part of the obligations owed to the Lender and secured pursuant to this Agreement. The Borrower’s Equipment shall be kept and maintained at the locations set forth in said Schedule 5.1; Borrower shall not relocate or move the Equipment without the Lender’s prior written consent, which shall not be unreasonably withheld. If Lender consents to the relocation of certain Equipment, Borrower shall execute all documents or financing statements and take such action as Lender may request to assure that Lender’s first priority security interest in the Equipment continues to be perfected under the Uniform Commercial Code or other applicable laws.
6.14 Financial Covenants. Maintain:
     a. Minimum EBITDA. A minimum EBITDA, as follows: (i) Four Hundred Thousand and 00/100 Dollars ($400,000.00) for the six month period ending on June 30, 2006, (ii) Seven Hundred Thousand and 00/100 Dollars ($700,000.00) for the nine month period ending on September 30, 2006, and (iii) One Million and 00/100 Dollars ($1,000,000.00) for the twelve month period ending on December 31, 2006.
     b. Tangible Net Worth. A minimum Tangible Net Worth of Nineteen Million and 00/100 Dollars ($19,000,000.00) at all times from the closing of the Loan to the Ending Date.
Compliance with financial covenant 6.14 a. above shall be calculated from the financial statements of Borrower for the calendar quarters of Borrower included in such period, which are to be delivered by Borrower to Lender by the end of the quarter immediately following the last day of the period for which such calculation is being made (e.g., the calculation of minimum EBITDA for the period ending June 30, 2006 will be made from the financial statements of Borrower for the quarters ending on March 31, 2006 and June 30, 2006, said financial statements being due by no later than September 30, 2006).
Compliance with financial covenant 6.14 b. will be subject to calculation at all times.
6.15 Notice of Litigation, Default and Loss. Give immediate notice to the Lender upon the occurrence of any Event of Default or event which with notice or lapse of time or otherwise would constitute an Event of Default, and of any loss or damage to any of the Collateral. Borrower also shall give immediate notice to the Lender of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency (domestic or foreign), commission, board, bureau, arbitrator or arbitration panel which, if adversely determined, could materially impair or affect the right of Borrower to carry on its business substantially as now conducted or could materially affect its respective business, operations, prospects, properties, assets (including the Collateral) or condition, financial or otherwise. Immediately upon becoming aware that the holder of any Debt or Encumbrance has given notice or taken any action with respect to a claimed breach, default or event of default (including without limitation, any such action or notice initiated, provided or taken by Tatonka Capital Corporation, or its affiliates, successors or assigns), a written notice shall be given by Borrower to Lender specifying the notice given or action taken by such holder and the nature of the claimed breach, default or event of default by the Borrower thereunder, and the action being taken or proposed to be taken with respect thereto. Borrower shall also give immediate notice to Lender of the incurrence by Borrower of any actual or potential contingent liability, such notice to include, in detail, the basis for and amount of such liability.
6.16 Proxy Statements, Etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which the Borrower sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements which the Borrower files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange.
6.17 ERISA. Give prompt notice to Lender of any of the following: (i) of any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, a Termination Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower, any of its subsidiaries or any of its ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower or any of its subsidiaries or ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) any change in the funding status of any Plan that could have a material adverse effect on the Borrower’s financial condition; together, with a description of any such event or condition or a copy of any such notice and a statement by the principal financial officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by Borrower with respect thereto. Promptly upon request, the Borrower shall furnish to Lender such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to file with the Department of Labor or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA). Such notice shall be given in any event within five (5) business days after the occurrence of any event that Borrower is required to report to Lender under this clause.
6.18 Place of Business; Location of Records. Each of the Persons comprised by the term Borrower shall maintain its chief executive office, and the office where its records are kept,

at its respective address stated in Schedule 5.1 attached hereto and made a part hereof. The Borrower shall provide Lender with fourteen (14) days’ advance written notice of any change in the location of its chief executive office or the office at which its records are kept.
6.19 Payments to Borrower. If Borrower has assigned Payments under any Government Contract to the Lender, remit to the Lender promptly any Payments erroneously sent directly to Borrower by the Government, and until so remitted, hold those Payments in trust for the Lender.
6.20 Depository Accounts. Maintain primary operating and depository accounts with Lender, including, without limitation, the Operating Account.
     ARTICLE 7. BORROWER’S NEGATIVE COVENANTS.
     Until all obligations of Borrower under this Agreement and the other Loan Documents are paid in full and performed, Borrower covenants and agrees that it shall not, unless the Lender otherwise consents in advance in writing:
7.1 Indebtedness and Contingent Obligations. Contract for any additional Debt; or agree to assume, guarantee, indorse or otherwise in any way be or become responsible or liable, directly or indirectly, for the obligation of any other Person. However, notwithstanding the foregoing sentence, Borrower may incur trade debt in the ordinary course of business.
7.2 Encumbrances. Create, incur, assume or suffer to exist any Encumbrance upon any of its properties or assets (including without limitation, the Collateral), whether now owned or hereafter acquired, except for such Encumbrances permitted by Lender as set forth in Schedule 7.2. attached hereto.
7.3 Fundamental Changes. Amend its Articles or Certificate of Incorporation by any amendment which would adversely affect Borrower’s ability to perform or comply with any of the terms, conditions or agreements to be performed or complied with by Borrower hereunder or to perform any of the transactions contemplated hereby; change its fiscal year, name, ownership or key management; convert its organizational form into another entity form or establish any new entity to perform the business or similar business of Borrower; reorganize, consolidate or merge with any other corporation; or change its state of incorporation or organization. Furthermore, Borrower shall not materially engage in any business other than the business in which Borrower is actively engaged as of the date of this Agreement, which business the Borrower has fully disclosed to Lender.
7.4 Acquisitions. Purchase, lease or otherwise acquire the assets, business, goodwill or securities of any other Person, including, without limitation, shares of stock in corporations, partnership interests in general or limited partnerships or membership interests in limited liability companies, or acquire any other business.

7.5 Transfer of Assets. Sell, lease, assign, pledge or otherwise dispose of any of its properties, stock or assets (including without limitation, the Collateral), whether now owned or hereafter acquired, except in the ordinary course of business and for fair market value; provided however that Borrower has represented that it has or will be offering for sale its ownership interest in M&M Engineering Limited (“M&M”), and Borrower may sell its interest in M&M provided such sale is pursuant to fair and commercially reasonable business terms consented to by Lender, which consent the Lender agrees not to unreasonably withhold.
7.6 Investments. Purchase or hold any stock, or evidence of indebtedness of any other Person or entity except investments in direct obligations of the United States Government and certificates of deposit of United States commercial banks insured by the Federal Deposit Insurance Corporation.
7.7 Loans. Make loans or advances to any Person or Persons that exceed in the aggregate the sum of $500,000.00 outstanding at any time, except (1) reasonable advances for business expenses of Borrower’s employees that would be reimbursable under Borrower’s existing expense reimbursement policy, and (2) advances to M&M Engineering Limited consisting of (a) management fees assessed by Spectrum Sciences & Software Holdings Corp in the ordinary course of both businesses, and/or (b) an advance not to exceed Four Million and 00/100 Dollars ($4,000,000.00) advanced for the purpose of providing collateral for bonds obtained by M&M Engineering Limited in the normal operation of its business.
7.8 Guaranty. Guaranty or provide surety or pledge or hypothecate assets for the obligation of any other Person or Persons.
7.9 Repurchase of Securities. Purchase, redeem or otherwise acquire any of its own capital stock or purchase, acquire, redeem, retire or make any payment on account of the principal of any indebtedness of Borrower, except at the stated maturity of such indebtedness, and except payments of indebtedness incurred under this Agreement.
7.10 Use of Proceeds. Use, or allow the use of, the proceeds of the Revolving Loan for any purpose which would cause this Agreement to violate any Regulations of the Board of Governors of the Federal Reserve System; or for any purpose other than the purposes or purposes specified hereinabove.
7.11 Other Agreements. Enter into any agreement or undertaking containing any provision which would be violated or breached by Borrower’s performance of its obligations under the Loan Documents.
7.12 Sale and Leaseback. Enter into any arrangement whereby Borrower sells or transfers all or any substantial part of its fixed assets then owned by it and thereupon, or within one (1) year thereafter, rents or leases the assets so sold or transferred from the purchaser or transferor (or their respective successors in interest).

7.13 Dividends. Declare or pay dividends on account of any class of stock in the Borrower, or make any distribution of assets to Borrower’s stockholders, whether in cash, assets or obligations of Borrower.
7.14 Transactions with Affiliates. Except as specifically permitted by the terms of this Agreement, enter into any transaction, including without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s business and upon fair and reasonable terms no less favorable to the Borrower than would be applicable in a comparable arm’s-length transaction with a Person not an Affiliate.
     ARTICLE 8. COLLECTION, DEPOSIT AND ASSIGNMENT OF PAYMENTS.
8.1 Operating Account. While the Loan remains in effect and until such time as Lender has no further obligations hereunder, Borrower shall cause all Payments to be deposited into the Operating Account, subject to Lender’s option to require Payments to be deposited into a Cash Collateral Account, as provided in Section 8.2.
8.2 Cash Collateral Account. Lender may, at its option, require the establishment of a Cash Collateral Account, in which event, Borrower shall cause all Payments to be deposited into the Cash Collateral Account. In furtherance of this covenant, Borrower shall instruct all Customers to make all Payments either by electronic funds transfer directly to the Cash Collateral Account or by check to a post office box or other collection facility under Lender’s control for deposit into the Cash Collateral Account. If any Payments are made directly to the Borrower or otherwise come into the Borrower’s possession, the Borrower shall not commingle any such Payment with the Borrower’s other funds or property, but shall hold the Payment separate and apart in trust for the Lender and shall promptly deliver the Payment to the Lender (appropriately endorsed, if the Payment is in the form of a check) for deposit into the Cash Collateral Account. Interest (if any) earned on sums on deposit in the Cash Collateral Account shall be added to the Cash Collateral Account. The Borrower hereby appoints the Lender and any officer, employee or agent of the Lender as the Lender may from time to time designate as attorneys-in-fact for the Borrower to endorse and sign the name of the Borrower on all checks, drafts, money orders or other Items delivered to the Lender for deposit into the Cash Collateral Account. The Cash Collateral Account shall constitute part of the Collateral, and funds on deposit in the Cash Collateral Account shall be applied towards the amounts due and owing under the Revolving Note, this Agreement and/or the other Loan Documents as determined by Lender in its sole and absolute discretion, and provided no event of default has occurred and remains uncured, the remaining funds shall be deposited into Borrower’s Operating Account. If an Event of Default has occurred and remains uncured, Payments received by Lender shall be applied as the Lender may determine in its sole discretion. Borrower retains the sole responsibility for assuring the Borrower’s Operating Account contains sufficient funds to pay an Items that may be presented for payment from the Operating Account.
8.3 Overdrafts. At Lender’s sole option in each instance, Lender may do one of the following:

     a. Lender may make Advances under the Revolving Note to prevent or to cover an overdraft on account of Borrower with Lender. Each such Advance will accrue interest from the date of the Advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in the Revolving Note. Lender may make such Advances even if the Advances may cause the balance owing under the Revolving Note to exceed the Maximum Revolving Loan Commitment Amount; or
     b. Lender may reduce the amount of credit otherwise available under the Revolving Note by the amount of any overdraft on any account of Borrower with Lender.
This section shall not be deemed to authorize Borrower to create overdrafts on any of Borrower’s accounts with Lender.
     ARTICLE 9. EVENTS OF DEFAULT AND REMEDIES.
9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:
     a. Borrower shall fail to pay, when due, any sum payable under the Revolving Note; or
     b. any representation or warranty made by or on behalf of Borrower herein or in any of the other Loan Documents which, in the Lender’s judgment, shall prove to have been materially incorrect or misleading or breached in any respect on or as of any date as of which made; or
     c. a decree or order for relief of Borrower (or any of Borrower’s subsidiaries) shall be entered by a court of competent jurisdiction in any involuntary case involving Borrower (or any of Borrower’s subsidiaries) under any bankruptcy, insolvency or similar law now or hereafter in effect, or a receiver, liquidator or other similar agent for Borrower (or any of Borrower’s subsidiaries) or for any substantial part of Borrower’s (or any of Borrower’s subsidiaries) assets or property shall be appointed, or the winding up or liquidation of Borrower’s (or any of Borrower’s subsidiaries) affairs shall be ordered, or any action by any creditor (other than the Lender) of Borrower (or any of Borrower’s subsidiaries) preparatory to or for the purpose of commencing any such involuntary case, appointment, winding up or liquidation shall be taken, and such proceeding shall not have been dismissed within thirty (30) days after the date it commenced; or
     d. Borrower (or any of Borrower’s subsidiaries) shall commence a voluntary case under any bankruptcy, insolvency or similar law now or hereafter in effect, or Borrower (or any of Borrower’s subsidiaries) shall consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator or other similar agent for Borrower (or any of Borrower’s subsidiaries) or for any substantial part of Borrower’s (or any of Borrower’s subsidiaries) assets or property, or Borrower (or any of

Borrower’s subsidiaries) shall make any general assignment for the benefit of creditors, or Borrower shall take any action preparatory to or otherwise in furtherance of any of the foregoing, or Borrower (or any of Borrower’s subsidiaries) shall fail generally to pay its debts as such debts come due; or
     e. there shall be a default or event of default under any indebtedness or obligation of Borrower to any third party in excess of Ten Thousand and 00/100 Dollars ($10,000.00) that causes that third party to declare such indebtedness or other obligation due prior to its scheduled date of maturity; or
     f. there shall occur a default or event of default under any existing or future loan, indebtedness or obligation of Borrower to Lender; or
     g. one or more judgments or decrees in an amount of more than Fifty Thousand and 00/100 Dollars ($50,000.00) in the aggregate shall be entered against Borrower (or any of Borrower’s subsidiaries) which are not paid or fully covered by insurance, and all such judgments or decrees have not been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof, or any attachment or garnishment shall be issued against Borrower or Borrower’s property or any subsidiaries of Borrower of any property of such subsidiaries; or
     h. any material change in the business, operations, property, assets or condition (financial or otherwise) of Borrower shall occur which adversely affects the ability of Borrower to meet and carry out its obligations under this Agreement or any of the other Loan Documents or to perform the transactions contemplated herein or thereby, the materiality of such change to be determined by the Lender in its sole discretion; or
     i. any investigative proceeding, audit or other action shall be initiated by or on behalf of any Customer, which is based upon a claim or contest with respect to any Government Contract or Government Account that, if adversely determined to the Borrower, would have a material adverse effect on the Borrower’s financial condition, as determined by the Lender in its sole discretion; or
     j. the issuance to the Borrower of any cure notice, show-cause notice, or notice of whole or partial termination, for default or alleged default, under any contract which is either a Government Contract or is a subcontract (at any tier) which is related to a contract between a third party and the Government; or
     k. with respect to the Borrower, the occurrence of any debarment or suspension from contracting or subcontracting with the Government; or
     l. any material default by Borrower occurs under the terms of any Government Contract or any breach in Borrower’s performance obligations occurs under any Government Contract; or

     m. any Government Contract is terminated for default; or
     n. any loss, theft, damage or destruction of any material portion of the Collateral for which there is either no insurance coverage or for which, in the opinion of the Lender, there is insufficient insurance coverage; or
     o. a twenty five percent (25%) or greater voting control interest in Borrower is directly or indirectly sold, assigned, transferred, encumbered or otherwise conveyed (whether in a single or multiple transfers) without the prior written consent of the Lender; or
     p. any of the following events or conditions shall occur: (1) any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, shall exist with respect to any Plan, or any lien shall arise on the assets of the Borrower or any of its subsidiaries or any ERISA Affiliate in favor of the PBGC or a Plan; (2) a Termination Event shall occur with respect to a Single Employer Plan, which, in the Lender’s opinion, is likely to result in the termination of such Plan for purposes of Title IV of ERISA; (3) a Termination Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan, which in the Lender’s opinion, is likely to result in (i) the termination of such Plan for purposes of Title IV of ERISA, or (ii) the Borrower or any of its subsidiaries or any ERISA Affiliate incurring any liability in connection with a withdrawal from, reorganization of (within the meaning of Section 4241 of ERISA), or insolvency or (within the meaning of Section 4245 of ERISA) such Plan; or (4) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which may subject the Borrower or any of its subsidiaries or any ERISA Affiliate to any liability under Section 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any of its subsidiaries or any ERISA Affiliate has agreed or is required to indemnify any Person against any such liability; or
     q. Borrower or any other Person standing as a Guarantor for the Loan or providing security for the Loan shall fail to observe or perform any other term, covenant or agreement contained in this Agreement or in any other Loan Document or in any other agreement (including, without limitation, any Swap Agreement) with the Lender or any of Lender’s Affiliates to be observed or performed on its part and such default shall continue unremedied for a period of ten (10) Business Days after written notice of the existence of such default is given by Lender. The cure period described in this paragraph is inapplicable to the Events of Default listed in the paragraphs above.
If one of the foregoing events or circumstances occurs to which a cure period applies, Lender will not exercise its rights and remedies under this Agreement to collect the Loans except as Lender reasonably deems necessary to protect its interests in the Collateral, but Lender shall not be required to make any new Loans or other financial accommodations unless and until the default is timely cured under this Agreement. Notwithstanding anything in this Agreement to the contrary, any right to cure a default is applicable only to defaults for which a cure period has been provided, and only to the occurrence of a single default during any one calendar year period.

Borrower shall have no right to cure more than one default in any one calendar year period, nor shall Borrower have the right at any time to cure any default for which no cure period has been provided.
9.2 Rights and Remedies of the Lender. Upon the occurrence of any Event of Default, the Lender may, at its option, exercise any one or more of the following rights and remedies:
     a. Declare this Agreement and the Lender’s obligation to make or extend any Advances on the Revolving Loan to be terminated, and declare the entire unpaid principal amounts of the Revolving Loan, all interest accrued and unpaid thereon, and all other amounts payable under this Agreement and the other Loan Documents to be accelerated, and to be immediately due and payable (except that upon the occurrence of an Event of Default arising out of voluntary or involuntary bankruptcy proceedings in which the Borrower is the debtor, such acceleration shall occur automatically and immediately without any declaration or other action on the part of the Lender) whereupon the Revolving Loan, all such accrued interest, and all such amounts shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein or in any of the other Loan Documents to the contrary notwithstanding;
     b. Take possession or control of, store, lease, operate, manage, sell or otherwise dispose of all or any part of the Collateral in accordance with the remedies provided to secured parties under the Uniform Commercial Code, this Agreement, the Loan Documents or other applicable law. In taking possession of the Collateral, the Lender may enter the Borrower’s premises and otherwise proceed without legal process, and the Borrower shall on the Lender’s demand, promptly assemble and make the Collateral available to the Lender at a place designated by the Lender. The Lender shall be entitled to immediate possession of all books and records evidencing or pertaining to any of the Collateral. In the event of any sale or other disposition of the Collateral, Lender may disclaim any warranty relating to title, possession, quiet enjoyment or any other warranty of the like, including without limitation, any warranty of merchantability or fitness for a particular purpose;
     c. Notify any or all Customers to make any Payments due to Borrower from such Customers directly to the Lender and render performance to or for the benefit of Lender of any obligations of such Customers to Borrower. To facilitate direct collection, Borrower hereby appoints the Lender and any officer or employee of the Lender, as the Lender may from time to time designate, as attorney-in-fact for Borrower to (i) receive, open and dispose of all mail addressed to Borrower and take therefrom any Payments on or proceeds of Accounts; (ii) take over Borrower’s post office boxes or make such other arrangements, in which Borrower shall cooperate, to receive Borrower’s mail, including notifying the post office authorities to change the address for delivery of mail addressed to Borrower to such address as the Lender shall designate; (iii) endorse the name of Borrower in favor of the Lender upon any and all checks, drafts, money orders, notes, acceptances or other evidences of payment or Collateral that may come into the Lender’s possession; (iv) sign and endorse the name of Borrower on any invoice or bill of lading relating to any of the Accounts, on verifications of Accounts sent to any Customer, to drafts against any Customer, to assignments of Accounts, and to notices to any Customer; and (v) do all acts and things necessary to carry out this Agreement and the transactions contemplated hereby, including signing the name of Borrower on any instruments required by law in connection with the transactions contemplated hereby and on financing statements as permitted under the Uniform Commercial Code of any appropriate state. Borrower hereby ratifies and approves all acts of such attorneys-in-fact, and neither the Lender nor any other such attorney-in-fact shall be liable for any acts of commission or omission, or for any error of judgment or mistake of fact or law of any such attorney-in-fact. This power, being coupled with an interest and given to secure an obligation, is irrevocable so long as the Revolving Loan remains unsatisfied, or any Loan Document remains effective, as solely determined by the Lender. Lender shall have no obligation or duty to pursue any Person other than Borrower for the amounts owing under or in connection with the Revolving Loan, this Agreement or the other Loan Documents, including without limitation, any Persons pledging property to secure the Loans. To the extent such rights may now or hereafter exist, Borrower waives the right to require Lender to pursue any Persons other than Borrower to pay the amounts owing under the Revolving Note, Loan Agreement or other Loan Documents;
     d. In the Lender’s own name, or in the name of Borrower, demand, collect, receive, sue for and give receipts and releases for, any and all amounts due on Accounts, but the Lender shall not, under any circumstances, be liable for any error or omission or delay of any kind occurring in the settlement, collection or payment of any Accounts or any instrument received in payment thereof or for any damage resulting therefrom;
     e. Endorse as the agent of Borrower any chattel paper, documents or instruments forming all or any part of the Collateral;
     f. Make formal application for the transfer of all of Borrower’s permits, licenses, approvals, agreements and the like relating to the Collateral or to Borrower’s business to the Lender or to any assignee of the Lender or to any purchaser of any of the Collateral;
     g. Obtain appointment of a receiver for all or any of the Collateral, Borrower hereby consenting to the appointment of such a receiver and agreeing not to oppose any such appointment. Any receiver so appointed shall have such powers as may be conferred by the appointing authority including any or all of the powers, rights and remedies which the Lender is authorized to exercise by the Loan Documents, and shall have the right to incur such obligations and to issue such certificates therefor as the appointing authority shall authorize;
     h. Take any other action which the Lender deems necessary or desirable to protect and realize upon its security interest in the Collateral;
     i. File any legal action or lawsuit and obtain a judgement for any and all amounts owing under the Revolving Note, this Agreement or the other Loan Documents, and in conjunction with any such action, Lender may pursue any ancillary remedies provided by law, including without limitation, attachment, garnishment, execution and levy;

     j. Borrower acknowledges that any failure to comply with its obligation regarding the Collateral, including (without limiting the generality of the foregoing) granting of Assignments and collection of the Accounts, shall cause irreparable harm to the Lender for which the Lender has no adequate remedy at law, and agrees that the Lender shall be entitled to specific performance, an injunction or other equitable relief to enforce the Borrower’s obligations under this Agreement; and
     k. In addition to the foregoing, and not in substitution therefor, exercise any one or more of the rights and remedies exercisable by the Lender under other provisions of this Agreement, under any of the other Loan Documents, or provided by applicable law (including, without limiting the generality of the foregoing, the Uniform Commercial Code), including without limitation, generally enforcing any or all of the Borrower’s rights and remedies against any Customers, provided that Lender shall be under no obligation to do so.
9.3 Application of Proceeds. Any proceeds from the collection or sale or other disposition of the Collateral shall be applied in the following order of priority:
          First, to the payment of all expenses of collecting, storing, leasing, operating, managing, selling or disposing of the Collateral, and to the payment of all sums which the Lender may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon such Collateral or any part thereof, and of all other payments which the Lender may be required or authorized to make under any provision of this Agreement or of any other Loan Document (including in each such case legal costs and attorneys’ fees and expenses);
          Second, to the payment of all obligations on the Revolving Loan under this Agreement, and under the other Loan Documents, and to the payment of any other obligations due to the Lender, in such order as the Lender may determine in its sole discretion; and
          Third, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction; provided that Borrower shall be liable for any deficiency if the proceeds of the Collateral are insufficient to satisfy all obligations due to the Lender.
9.4 Collection/Enforcement Costs. Borrower shall pay all costs and expenses incurred by Lender in connection with the enforcement of its rights under this Agreement and the other Loan Documents, including without limitation, legal costs and attorneys’ fees (whether or not suit is instituted), paralegal and expert witness fees and costs, and arbitration fees and costs, and in connection with the collection of any sums from Borrower.
     ARTICLE 10. MISCELLANEOUS PROVISIONS.
10.1 Additional Actions and Documents. Borrower shall take or cause to be taken such further actions, shall execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and shall obtain such consents as may be necessary or as the Lender may reasonably request in order fully to effectuate the purposes, terms and conditions of this Agreement and the other Loan Documents, whether before, at or after the closing of transactions contemplated hereby and thereby or the occurrence of an Event of Default hereunder, including without limitation, executing such documents and taking such further actions as requested by Lender to evidence or perfect the security interest(s) granted in accordance with this Agreement, to maintain a first priority security interest in the Collateral for the benefit of Lender, or to effectuate the rights of Lender hereunder.
10.2 Expenses. Borrower shall, whether or not the transactions contemplated hereby are consummated, (i) reimburse the Lender and save the Lender harmless against liability for the payment of all out-of-pocket expenses arising in connection with: (a) the preparation, execution, delivery or filing of this Agreement or any of the Loan Documents; or (b) the administration or enforcement of this Agreement or any of the Loan Documents; or (c) the preservation or exercise of any rights (including the right to collect and dispose of the Collateral) under this Agreement or any of the other Loan Documents; and (ii) pay and hold the Lender and each subsequent holder of the Revolving Note harmless from and against, any and all present and future stamp taxes or similar document taxes or recording taxes and any and all charges with respect to or resulting from any delay in paying, or failure to pay, such taxes. Without limiting the generality of the foregoing, the expenses covered by this paragraph include the Lender’s legal fees, the costs of audits or examinations conducted by the Lender’s employees and any arbitration fees or court costs.
10.3 Notices. Except a may otherwise be provide herein, all notices, demands, requests or other communications provided for herein or in the other Loan Documents shall be in writing and shall be deemed to be effective one (1) day after dispatch if sent by Federal Express or any other commercially recognized overnight delivery service or two (2) days after dispatch if sent by registered or certified mail, return receipt requested and addressed as follows:
If to Borrower:
c/o Horne Engineering Services, LLC
3130 Fairview Park Drive, Suite 400
Falls Church, Virginia 22042
Attention: Darryl K. Horne
If to Lender:
Bank of America, N.A.
1101 Wootton Parkway, 4th Floor
Rockville, Maryland 20852
Attention: Michael J. Radcliffe, Senior Vice President
With copy to:

Joseph P. Corish
Bean, Kinney & Korman, P.C.
2000 N. 14th Street, Suite 100
Arlington, Virginia 22201
If the Borrower comprises more than one Person, notice to the Borrower at the address specified above in this section for Horne Engineering Services, LLC shall constitute notice to all such Persons, and each Person signing below as the Borrower hereby irrevocably appoints Horne Engineering Services, LLC as that Person’s agent to receive notices from the Lender under this Agreement or the other Loan Documents.
Each party may designate by notice in writing a new address to which any notice, demand, request or communication thereafter may be so given, served or sent. Each notice, demand, request or communication which is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered: (i) to the United States Postal Service, in the case of a notice given by certified mail; (ii) to Federal Express or any other commercially recognized overnight delivery service, in accordance with the terms and procedures for such delivery.
Any notices required under the Uniform Commercial Code with respect to the sale or other disposition of the Collateral shall be deemed reasonable if mailed by the Lender to the Persons entitled thereto at their last known address at least ten (10) days prior to disposition of the Collateral.
10.4 Severability. If fulfillment of any provision of the Loan Documents or performance of any transaction related thereto, at the time such fulfillment or performance shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled or performed shall be reduced to the limit of such validity; and if any clause or provision contained in any Loan Document operates or would operate prospectively to invalidate any Loan Document, in whole or in part, then such clause or provision only shall be held ineffective, as though not herein or therein contained, and the remainder of the Loan Documents shall remain operative and in full force and effect.
10.5 Survival. It is the express intention and agreement of the parties hereto that all covenants, agreements, statements, representations, warranties and indemnities made by Borrower in the Loan Documents shall survive the execution and delivery of the Loan Documents and the making of all Advances and extensions of credit thereunder.
10.6 Waivers. No waiver by the Lender of, or consent by the Lender to, a variation from the requirements of any provision of the Loan Documents shall be effective unless made in a written instrument duly executed on behalf of the Lender by its duly authorized officer, and any such waiver shall be limited solely to those rights or conditions expressly waived.

10.7 Rights Cumulative. The rights and remedies of the Lender described in any of the Loan Documents are cumulative and not exclusive of any other rights or remedies which the Lender or the then holder of the Revolving Note otherwise would have at law or in equity or otherwise. No notice to or demand on Borrower in any case shall entitle Borrower to any other notice or demand in similar or other circumstances.
10.8 Entire Agreement; Modification; Benefit. This Agreement, the Schedules hereto, and the other Loan Documents constitute the entire agreement of the parties hereto with respect to the matters contemplated herein, supersede all prior oral and written agreements with respect to the matters contemplated herein, and may not be modified, deleted or amended except by written instrument executed by the parties. All terms of this Agreement and of the other Loan Documents shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns; however, Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lender. In the event of any conflict between the terms of this Agreement and the terms of the other Loan Documents, the terms of this Agreement shall control.
10.9 Setoff. In addition to any rights or remedies of the Lender provided by law, upon the occurrence of any Event of Default hereunder, or any event or circumstance which, with the giving of notice or the passage of time or both, would constitute an Event of Default hereunder, the Lender is irrevocably authorized, at any time or times without prior notice to Borrower, to set off, appropriate and apply any and all deposits, credits, indebtedness or claims at any time held or owing by the Lender to or for the credit or the account of Borrower, in such amounts as the Lender may elect, against and on account of the obligations and liabilities of Borrower to the Lender hereunder or under any of the other Loan Documents, whether or not the Lender has made any demand for payment, and although such obligations and liabilities may be contingent or unmatured.
10.10 Construction. This Agreement and the other Loan Documents, the rights and obligations of the parties hereto, and any claims or disputes relating thereto shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia (excluding the choice of law rules thereof) except to the extent that the UCC provides for either (a) the application of the laws of the state in which Borrower maintains its chief executive office, (b) the application of the laws of the state in which the collateral is located, (c) the application of the laws of the state in which the Debtor is located or (d) otherwise mandates the application of the laws of another state or jurisdiction. Each party hereto hereby acknowledges that all parties hereto participated equally in the negotiation and drafting of this Agreement and that, accordingly, no court construing this Agreement shall construe it more stringently against one party than against the other.
10.11 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person may require.

10.12 Headings. Article, section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
10.13 Payments. If any payment or performance of any of the obligations under this Agreement or any of the other Loan Documents becomes due on a day other than a Business Day, the due date shall be extended to the next succeeding Business Day, and interest thereon (if applicable) shall be payable at the then applicable rate during such extension.
10.14 Execution. To facilitate execution, this Agreement and any of the other Loan Documents may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of, or on behalf of, each party, or the signatures of all Persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or the signatures of the Persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement or any other Loan Document to produce or account for any particular number of counterparts; but rather any number of counterparts shall be sufficient so long as those counterparts contain the respective signatures of, or on behalf of, all of the parties hereto.
10.15 Consent to Jurisdiction. Subject to any provision of this Agreement requiring that disputes be submitted to arbitration, the Borrower irrevocably consents to the jurisdiction of any state or federal court sitting in the Commonwealth of Virginia over any suit, action, or proceeding arising out of or relating to this Agreement or the other Loan Documents. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection that the Borrower may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court, or any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum. Final judgment in any such suit, action, or proceeding brought in any such court shall be conclusive and binding upon the Borrower.
10.16 Service of Process. The Borrower consents to process being served in any suit, action or proceeding by mailing a copy thereof by registered or certified mail postage prepaid, return receipt requested, to the Borrower’s address specified in or designated in this Agreement. The Borrower agrees that such service (I) shall be deemed in every respect effective service of process upon the Borrower in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Borrower. Nothing in this Section shall affect the right of the Lender to serve process in any manner permitted by law, or limit any right that the Lender may have to bring proceedings against the Borrower in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

10.17 Sale of Loan Documents; Disclosure of Information. Borrower hereby consents to and agrees that Lender may disclose to any Person any and all information connected with or related to the Revolving Loan or other Loan Documents for the purpose of selling or assigning any rights of Lender in the Loan Documents. The information which may be disclosed by Lender includes but is not limited to all Loan Documents, credit files and correspondence files and all other writings and oral communications which Lender wishes to disclose, in its sole and absolute discretion. Borrower also hereby consents to and agrees that Lender may sell or assign any rights of Lender in any or all of the Loan Documents pursuant to such terms and conditions as may be acceptable to Lender in its sole and absolute discretion, to any interested Person, and nothing in this Agreement or the other Loan Documents shall prevent, delay or otherwise impede or effect the right of Lender to immediately sell or assign any rights of Lender in the Loan Documents on such terms as it deems acceptable.
10.18 Arbitration and Waiver of Jury Trial.
     (a) This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement; (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of Lender involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.
     (b) At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state. The arbitration will take place on an individual basis without resort to any form of class action.
     (c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control. If AAA is unwilling or unable to (i) serve as the provider or arbitration or (ii) enforce any provision of this arbitration clause, any party to this Agreement may substitute another arbitration organization with similar procedures to serve as the provider of arbitration.
     (d) The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this Agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed $5,000,000, upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement and the award of the arbitrator(s) shall be issued within 30 days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.
     (e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.
     (f) This paragraph does not limit the right of the any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but no limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.
     (g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.
     (h) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this Agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.
(Signatures on following page)

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.

HORNE ENGINEERING SERVICES, LLC, a Virginia limited liability company

By: Spectrum Sciences & Software Holdings Corp., a Delaware corporation, its sole member

By:	/s/ Darryl K. Horne	(SEAL)

Name:	Darryl K. Horne
Title:	President and Chief Executive Officer

HORNE ENGINEERING SERVICES, LLC, a Virginia limited liability company

By:	/s/ Darryl K. Horne	(SEAL)

Name:	Darryl K. Horne
Title:	Manager, President and Chief Executive Officer

SPECTRUM SCIENCES & SOFTWARE HOLDINGS CORP., a Delaware corporation

By:	/s/ Darryl K. Horne	(SEAL)

Name:	Darryl K. Horne
Title:	President and Chief Executive Officer

BANK OF AMERICA, N.A.

By:	/s/ Michael J. Radcliffe	(SEAL)

Michael J. Radcliffe Senior Vice President

SCHEDULE 1.1 (A)
BORROWING BASE CERTIFICATE FORM
[intentionally omitted — on file with Company]

SCHEDULE 1.1 (B)
COMPLIANCE CERTIFICATE FORM
[intentionally omitted — on file with Company]

SCHEDULE 5.1

Name of Borrower	Location of Chief Executive Office
Horne Engineering Services, LLC	3130 Fairview Park, Suite 400 Falls Church, Virginia

Spectrum Sciences & Software Holdings Corp.	3130 Fairview Park, Suite 400 Falls Church, Virginia

Spectrum Sciences & Software, Inc.	91 Hill Avenue Fort Walton Beach, Florida

Coast Engine & Equipment Company, Inc.	8985 Columbia Road Cape Canaveral, Florida

SCHEDULE 5.4
LITIGATION AND CLAIMS SCHEDULE
(Description of Litigation and Amount Claimed)
NONE

SCHEDULE 7.2
(Permitted Encumbrances)
     NONE